Exhibit 99.2

                 OMI Corporation Announces Pricing of
                       Convertible Senior Notes

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 30, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that it has entered into an agreement with the initial purchaser to sell $225 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2024 in a previously announced private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (The "Securities Act"). In addition, the Company has granted the initial purchaser of the notes an option to purchase up to an additional $25 million aggregate principal amount of notes. The offering is expected to close on or about December 7, 2004, subject to customary closing conditions.
    The notes will mature on December 1, 2024. They will be convertible into cash or, in certain circumstances, a combination of cash up to the principal amount of the notes and stock or cash in excess of the principal amount at an initial conversion rate of
32.5355 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $30.74 per share), subject to adjustment in certain circumstances.
    The Company has repurchased 3,455,900 shares of its common stock for an aggregate cost of $72,504,782 in privately negotiated transactions from purchasers of the notes who were selling short OMI's common stock. The Company may acquire additional shares under its authority to use up to 40% of the gross amount of the offering to repurchase shares. The balance of the proceeds will be used to repay indebtedness under a revolving credit facility.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented "this is an excellent transaction for the Company. It gave us the opportunity to repurchase a substantial number of shares of our common stock at an attractive fixed price. In essence, we were able to acquire the shares using low cost non-amortizing debt. Our overall interest cost is substantially the same following the transaction as it was before due to the lower interest rate in the convertible compared to the debt being repaid. The transaction is accretive to earnings per share until the stock price is well in to the mid-$50's. The Company expects to have received $150 million cash in the fourth quarter, consisting of at least $117 million cash from operations (projected net income plus depreciation and amortization) and $33 million from vessel sales. Once the earnings are recorded for the fourth quarter, we expect our debt to capitalization ratio to be near the pre-transaction 50% level, which is comfortable for us."
    This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock issuable upon conversion of the notes in any state in which such offer, solicitation or sale would be unlawful. The notes have been offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, including 15 Suezmaxes and 25 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI expects to take delivery of a 2004-built 37,000 dwt product carrier and to deliver a 30,000 dwt single hull product carrier in December. The Company has on order at a shipyard ten 37,000 dwt and 47,000 dwt product carriers, five to be delivered to it in 2005 and the remainder in 2006.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding our intended closing of the offering of contingent convertible senior unsecured notes described above and the purposes for which we intend to use the proceeds of such offering. This press release uses the word "expects" and other similar expressions in connection with the discussion of its earnings, the tanker markets and deliveries of vessels to and by the Company. Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Important factors that could cause actual outcomes to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: failure to complete the offering and failure to use the proceeds for the anticipated purposes described above, as well as other factors, such as off-hire due to accidents or other causes, a listing of which may be found in the OMI Corporation Annual Report on Form 10-K for the year ended December 31, 2003, which listing is incorporated by reference. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789